UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

December 20, 2016

MERCARI COMMUNICATIONS GROUP, LTD.

(Exact name of registrant as specified in its charter)

Colorado	0-17284	84-1085935
State of	Commission	IRS Employer
Incorporation	File Number	Identification No.

135 Fifth Ave., 10th Floor

New York, NY 10010

Address of principal executive offices

212-739-7689

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]⁯	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events

Algodon Wines & Luxury Development Group, Inc. (“Algodon”) holds at least 43,822,001 shares of common stock of Mercari Communications Group, Ltd. (the “Company”), amounting to approximately 96.5% of the issued and outstanding shares of common stock of the Company.

On December 20, 2016, Algodon Wines & Luxury Development Group, Inc. (“Algodon”), and China Concentric Capital Group, Inc. (“Purchaser”) entered into a Stock Purchase Agreement by which Algodon will sell all 43,822,001 shares of the Company’s common stock that Algodon owns, in addition to any additional shares Algodon may currently own, to the Purchaser for $260,000 (the “Purchase Price”). Algodon will assign to the Purchaser at the closing contemplated by the Stock Purchase Agreement all its right, title and interest to amounts payable to Algodon for non-interest bearing advances to the Company, which advances, as of August 31, 2016 were in the aggregate amount of $131,487 and as of November 30, 2016 were in the aggregate amount of $145,087, and such any additional advances that may be made to the Company up until the closing date as set forth in the Stock Purchase Agreement.

As a result of the completion of the agreement, the Purchaser will assume control of the Company and will replace the Company’s board of directors. The Company filed a Schedule 14F-1 on December 23, 2016 to report the potential change in directors of the Company which will occur without a shareholder meeting or consent, but rather will occur as a result of the transaction. If the change of control occurs and the new directors and officers take office, the Company will report it on a Form 8-K as required by Items 5.01 and 5.02 thereof.

The Stock Purchase Agreement may be terminated by Algodon if the balance of the Purchase Price is not paid in full on or before January 4, 2017 unless otherwise extended by agreement of all the parties, or if the Purchaser fails to comply with the material terms of the Stock Purchase Agreement. The Purchaser may terminate the Stock Purchase Agreement if Algodon fails to deliver the due diligence documents requested prior to December 29, 2016 unless otherwise extended by agreement of all the parties, or if Algodon fails to deliver the documents transferring the Shares to the Escrow Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of December 2016.

Mercari Communications Group, Ltd.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO